UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CMGI, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CMGI, INC.

1100 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

November 2, 2007

Dear CMGI Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “2007 Meeting”) of CMGI, Inc., which will be held at the State Room, 60 State Street, 33rd Floor, Boston, Massachusetts 02109, on Wednesday, December 5, 2007, at 9:00 a.m. Eastern time. Details of the business to be conducted at the 2007 Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the 2007 Meeting, it is important that your shares be represented and voted at the 2007 Meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the 2007 Meeting. If you so desire, you may withdraw your proxy and vote in person at the 2007 Meeting.

I look forward to greeting those of you who will be able to attend the 2007 Meeting.

Sincerely,

Joseph C. Lawler

Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY

CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE

NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CMGI, INC.

1100 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, DECEMBER 5, 2007

To the Stockholders of CMGI, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “2007 Meeting”) of CMGI, Inc. (the “Company”) will be held at the State Room, 60 State Street, 33rd Floor, Boston, Massachusetts 02109, on Wednesday, December 5, 2007, at 9:00 a.m. Eastern time, for the following purposes:

1. To elect three Class II Directors;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3. To transact such other business as may properly come before the 2007 Meeting or any adjournments thereof.

The Board of Directors has no knowledge of any other business to be transacted at the 2007 Meeting. Only stockholders of record at the close of business on Monday, October 15, 2007 are entitled to notice of, and to vote at, the 2007 Meeting and any adjournments thereof. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2007, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and Proxy Statement. All stockholders are cordially invited to attend the 2007 Meeting.

Waltham, Massachusetts November 2, 2007	By Order of the Board of Directors, Peter L. Gray, Executive Vice President, General Counsel and Secretary

An admission ticket and picture identification will be required to enter the 2007 Meeting. Each stockholder will be entitled to bring a guest to the 2007 Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Notice and Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership of shares (such as a brokerage statement), to the Company’s Office of Investor Relations at CMGI, Inc., 1100 Winter Street, Waltham, Massachusetts 02451. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is a CMGI stockholder. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the 2007 Meeting. The Company reserves the right to inspect any persons or items prior to their admission to the 2007 Meeting.

CMGI, INC.

1100 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held December 5, 2007

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMGI, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2007 Annual Meeting of Stockholders (the “2007 Meeting”), which will be held at the State Room, 60 State Street, 33rd Floor, Boston, Massachusetts 02109, on Monday, December 5, 2007, at 9:00 a.m. Eastern time, and at any adjournments thereof. The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2007 are being mailed to stockholders on or about November 5, 2007. The Company’s principal executive offices are located at 1100 Winter Street, Waltham, Massachusetts 02451 and its telephone number is (781) 663-5001.

PLEASE NOTE THAT ALL SHARE AND PER SHARE DATA CONTAINED IN THIS PROXY STATEMENT HAS BEEN ADJUSTED TO REFLECT THE 1 FOR 10 REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK ANNOUNCED ON SEPTEMBER 25, 2007. THE COMMON STOCK BEGAN TRADING ON A POST-SPLIT BASIS ON NOVEMBER 1, 2007.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing, printing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), held in their names. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to the solicitation of proxies by mail, the Company’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews.

Record Date, Outstanding Shares and Voting Rights

The Board of Directors has fixed Monday, October 15, 2007 as the record date for determining holders of Common Stock who are entitled to vote at the 2007 Meeting. As of October 15, 2007, the Company had approximately 48,995,370 shares of Common Stock outstanding and entitled to be voted. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the 2007 Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the 2007 Meeting will constitute a quorum at the 2007 Meeting. Votes withheld, abstentions and broker non-votes (as defined below) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2007 Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the 2007 Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal No. 2).

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast or shares voting on the matter. Similarly, abstentions and broker non-votes will have no effect on the voting to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year, which requires the affirmative vote of a majority of the votes cast or shares voting on the matter.

To vote by mail, please sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxy and Voting of Shares

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 1100 Winter Street, Waltham, Massachusetts 02451, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the 2007 Meeting and voting in person. If not revoked, the proxy will be voted at the 2007 Meeting in accordance with the stockholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted:

•	FOR the election of the three Class II Director nominees named herein;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the 2007 Meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of September 30, 2007, with respect to the beneficial ownership of shares of Common Stock by (i) the directors of the Company, including the Company’s Chief Executive Officer; (ii) the individuals serving as Chief Financial Officer of the Company during fiscal year 2007; (iii) the Company’s three other most highly compensated executive officers who were serving as executive officers on July 31, 2007 (together with the Chief Executive Officer and Chief Financial Officers, the “named executive officers”); and (iv) all current executive officers and directors of the Company, as a group. The Company is not aware of any stockholder who beneficially owns more than 5% of the outstanding shares of Common Stock.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
Directors
Anthony J. Bay(3)	21,299	*
Virginia G. Breen(4)	31,466	*
Thomas H. Johnson(5)	11,288	*
Francis J. Jules(6)	26,866	*
Joseph C. Lawler(7)	494,235	1.0%
Edward E. Lucente(8)	13,288	*
Michael J. Mardy(9)	25,599	*

Named Executive Officers (other than CEO)
Steven G. Crane	54,000	*
David J. Riley(10)	46,394	*
William R. McLennan(11)	101,233	*
Mark J. Kelly(12)	24,283	*
Peter L. Gray(13)	102,174	*
All current executive officers and directors, as a group (13 persons)(14)	993,625	2.0%

*	Less than 1%
(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2007, through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person.
(2)	Number of shares deemed outstanding includes 48,993,074 shares of Common Stock as of September 30, 2007, plus any shares subject to Presently Exercisable Options held by the person in question.
(3)	Consists of shares which may be acquired by Mr. Bay pursuant to Presently Exercisable Options.
(4)	Consists of shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options.
(5)	Consists of shares which may be acquired by Mr. Johnson pursuant to Presently Exercisable Options.
(6)	Consists of shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options.
(7)	Includes 202,471 shares which may be acquired by Mr. Lawler pursuant to Presently Exercisable Options.
(8)	Includes 11,288 shares which may be acquired by Mr. Lucente pursuant to Presently Exercisable Options.
(9)	Consists of shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options.
(10)	Includes 24,966 shares which may be acquired by Mr. Riley pursuant to Presently Exercisable Options.
(11)	Includes 38,233 shares which may be acquired by Mr. McLennan pursuant to Presently Exercisable Options.
(12)	Includes 15,283 shares which may be acquired by Mr. Kelly pursuant to Presently Exercisable Options.
(13)	Includes 80,457 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options.
(14)	Includes 489,223 shares which may be acquired pursuant to Presently Exercisable Options.

PROPOSAL I

ELECTION OF DIRECTORS

The current Board of Directors has seven members and is divided into three classes. A class of directors is elected each year for a three-year term. The current term of the Company’s Class II Directors will expire at the 2007 Meeting. The nominees for Class II Directors are Anthony J. Bay, Virginia G. Breen and Edward E. Lucente, each of whom currently serves as a Class II Director and is available for re-election. Each of the Class II Directors elected at the 2007 Meeting will each serve for a term of three years that will expire at the Company’s 2010 Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies will vote for each of Mr. Bay, Ms. Breen and Mr. Lucente for election to the Board as a Class II Director unless the proxy card is marked otherwise.

Each of Mr. Bay, Ms. Breen and Mr. Lucente has indicated willingness to serve, if elected; however, if any nominee should be unable to serve, the persons named as proxies may vote the proxy for a substitute nominee. The Board has no reason to believe that any nominee will be unable to serve if elected.

The Board of Directors recommends that the stockholders vote FOR the Nominees listed below.

Biographical and certain other information concerning the directors of the Company and the nominees for election as a director is set forth below:

Class II Director Nominees for Election for a Three-Year Term Expiring at 2010 Annual Meeting

Anthony J. Bay, age 52. Mr. Bay has served as a director of the Company since September 2002. Mr. Bay is a private venture capital investor and advisor to technology companies. From 1994 to 2000, Mr. Bay worked for Microsoft Corporation, last serving as Vice President and General Manager of Microsoft’s Digital Media Division and a member of Microsoft’s executive staff. From 2000 to 2006, Mr. Bay served on the Board of Directors of Loudeye Corporation, including the role of Chairman of the Board from 2003 to 2006. Loudeye was listed on Nasdaq until acquired by Nokia Corporation in October 2006. Mr. Bay currently serves as a director of two privately held technology companies: MOD Systems, which provides Digital Media on Demand systems for retailers; and 21st Century Music, a music and technology company.

Virginia G. Breen, age 43. Ms. Breen has served as a director of the Company since April 2001. Since August 1995, Ms. Breen has been General Partner of Blue Rock Capital, L.P., a venture capital firm that invests in information technology and service businesses and which she co-founded. Ms. Breen has also been a partner with Sienna Ventures, a venture capital firm that invests in information technology and service businesses since 2002. Ms. Breen also serves as a Manager of Excelsior Absolute Return Fund of Funds, L.L.C., a registered investment company and also as Manager of Excelsior Absolute Return Fund of Funds Master Fund, L.L.C., a registered investment company.

Edward E. Lucente, age 67. Mr. Lucente has served as a director of the Company since April 2006. From January 1998 to December 2000, Mr. Lucente served as President, Chief Executive Officer and Chairman of the Board of QMS, Inc., a developer, manufacturer, and supplier of document printing solutions. From 1991 to 1993, Mr. Lucente served as Executive Vice President of Northern Telecom (Nortel), a designer and manufacturer of telephone and IP-optimized networks. From 1961 to 1991, Mr. Lucente served in various senior management positions with International Business Machines Corporation (IBM), including President of the Information Products Division; Group Executive, Marketing, Services and Sales; and President and Chairman of IBM’s Asia-Pacific operations.

Class I Directors Continuing in Office until the 2009 Annual Meeting

Francis J. Jules, age 50. Mr. Jules has served as a director of the Company since February 2003 and as presiding director since August 2006. Mr. Jules has served as President and Chief Executive Officer of AT&T Advertising and Publishing since September 2007. From November 2005 until September 2007, Mr. Jules served as Senior Vice President, Network Integration, AT&T Operations, Inc., a subsidiary of AT&T, a local telephone and access provider. From February 2003 to November 2005, Mr. Jules served as President, SBC Global Markets. From December 2001 to October 2002, Mr. Jules served as Chief Executive Officer of US LEC Corp., a provider of voice, data and Internet services.

Joseph C. Lawler, age 57. Mr. Lawler has served as a director of the Company since August 2004. Mr. Lawler has served as President and Chief Executive Officer of the Company since August 2004, and also became Chairman in August 2006. Mr. Lawler is also President and Chief Executive Officer of ModusLink Corporation, a subsidiary of the Company (“ModusLink”). From 1995 to March 2004, Mr. Lawler served in various positions with R.R. Donnelley & Sons Company, a provider of full-service global print solutions, most recently as Executive Vice President. While at R.R. Donnelley, Mr. Lawler had management responsibilities for logistics, financial, direct mail and international operations.

Michael J. Mardy, age 58. Mr. Mardy has served as a director of the Company since May 2003. Since July 2003, Mr. Mardy has served as Senior Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories. From 1996 to 2002, Mr. Mardy served as Executive Vice President and Chief Financial Officer of Keystone Foods LLC, a global manufacturer of food products. From 1980 to 1996, Mr. Mardy served in various positions with Nabisco, Inc., last serving as Senior Vice President and Chief Financial Officer of Nabisco Biscuit Company, a manufacturer of various food products. Mr. Mardy is also a director of Green Mountain Coffee Roasters, Inc., a provider of specialty coffee.

Class III Director Continuing in Office until the 2008 Annual Meeting

Thomas H. Johnson, age 58. Mr. Johnson has served as a director of the Company since April 2006. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from 1997 to 2005. Mr. Johnson is also a director of Coca Cola Enterprises, Inc., Mirant Corporation, Universal Corporation and Superior Essex Inc.

Independence of Members of Board of Directors

The Board of Directors has determined that each of Anthony J. Bay, Virginia G. Breen, Thomas H. Johnson, Francis J. Jules, Edward E. Lucente and Michael J. Mardy, constituting a majority of the directors of the Company, satisfies the criteria for being an “independent director” under the standards of the Nasdaq Stock Market LLC (“Nasdaq”) and has no material relationship with the Company other than by virtue of service on the Board of Directors.

Corporate Governance and Board and Committee Meetings

During the fiscal year ended July 31, 2007 (“fiscal 2007”), the Board of Directors held 11 meetings (including by telephone conference). During fiscal 2007, each incumbent director attended at least 75% of the meetings of the Board and of the committees on which he or she served. During fiscal 2007, all of the independent directors of the Company met regularly, either in an executive session of a regularly scheduled Board meeting or as the Nominating and Corporate Governance Committee, outside of the presence of non-independent directors and executive officers of the Company. The Company’s directors are strongly encouraged to attend the Company’s Annual Meeting of Stockholders. All of the Company’s directors serving at the time of the 2006 Annual Meeting of Stockholders attended such meeting.

The Board has four standing committees: an Audit Committee, a Human Resources and Compensation Committee, a Nominating and Corporate Governance Committee and a Technology Committee. In addition, in August 2006 the Company established the position of presiding director. The duties of the presiding director, as set forth in the Company’s Corporate Governance Guidelines, as amended to date, include (i) chairing any meeting of the independent directors in executive session, (ii) facilitating communications between other members of the Board and the Chairman and Chief Executive Officer (however, each director is free to communicate directly with the Chairman and Chief Executive Officer), (iii) in the event a stockholder seeks to communicate with the Board of Directors, accepting and responding to such communications in conjunction with the Chairman and Chief Executive Officer, and (iv) working with the Chairman and Chief Executive Officer in the preparation of the agenda for each Board meeting and in scheduling the time devoted to matters at each Board meeting and, as required, in determining the need for special meetings of the Board. The appointment as presiding director shall rotate among the independent directors every two years. Mr. Jules has been appointed presiding director for a term expiring at the conclusion of fiscal 2008.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls and facilitates open communication among the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee pre-approves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found under the “Investor Center” section of the Company’s website at www.cmgi.com. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only. The Audit Committee consists of Anthony J. Bay, Thomas H. Johnson, Francis J. Jules and Michael J. Mardy (Chair), each of whom is independent as defined in applicable Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met 12 times during fiscal 2007.

Human Resources and Compensation Committee

The Board of Directors has a Human Resources and Compensation Committee (the “Compensation Committee”), which administers the Company’s 2004 Stock Incentive Plan, 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan, 1986 Stock Option Plan and Amended and Restated 1995 Employee Stock Purchase Plan, as well as the Company’s cash incentive plans, performance-based stock options and other equity-based awards. The Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s executive officers, including the Chief Executive Officer. The Compensation Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which can be found under the “Investor Center” section of the Company’s website at www.cmgi.com. The Compensation Committee consists of Virginia G. Breen, Francis J. Jules (Chair), Edward E. Lucente and Michael J. Mardy, each of whom is an independent director as determined in accordance with the Compensation Committee charter and applicable Nasdaq Global Market rules. The Compensation Committee met 12 times during fiscal 2007.

In fiscal 2005, the Company retained Hewitt Associates LLC (“Hewitt”) as an independent advisor reporting to the Compensation Committee on executive compensation matters. During fiscal 2007, Hewitt provided independent advice on compensation matters pertaining to the named executive officers and our other executives as requested by management or the Compensation Committee. In fiscal 2007, Hewitt reviewed with the Compensation Committee the overall executive compensation landscape, conducted a review of all elements of our executive compensation program, including bonus, long-term incentives, supplemental benefits, perquisites and severance, and provided a competitive review of compensation levels for a selected group of senior executive positions, including the named executive officers. Hewitt has acted as an advisor to the Compensation Committee and also has provided, with the knowledge and consent of the Compensation Committee, advice and expertise to management on matters to be presented by management to the Compensation Committee. A representative of Hewitt attended several Compensation Committee meetings during fiscal 2007 and met with the Compensation Committee, on occasion, outside of the presence of management. The Company has not retained Hewitt to provide any other services to the Company.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, which makes recommendations to the Board of Directors concerning all facets of the director-nominee selection process, develops and recommends to the Board corporate governance principles applicable to the Company and oversees the evaluation of the Board and management. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Nominating and Corporate Governance Committee is responsible for overseeing an annual self-evaluation of the Board of Directors to determine whether it and its committees are functioning effectively and determines the nature of the evaluation, supervises the conduct of the evaluation and prepares an assessment of the performance of the Board of Directors, which is discussed with the Board of Directors. The Nominating and Corporate Governance Committee, at the request of the Board of Directors, periodically reviews and makes recommendations to the Board of Directors relating to management succession planning, including policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The Nominating and Corporate Governance Committee presents an annual report to the Board of Directors on succession planning. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which can be found under the “Investor Center” section of the Company’s website at www.cmgi.com.

In recommending candidates for election to the Board of Directors, the Nominating and Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Board of Directors requires that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards. In addition, nominees should also have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders.

Stockholders wishing to propose director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s By-Laws, including the candidate’s name, biographical data and qualifications. The Company’s By-Laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2008 Annual Meeting” in this Proxy Statement for more information. The Nominating and Corporate Governance Committee consists of Anthony J. Bay, Virginia G. Breen (Chair), Thomas H. Johnson, Francis J. Jules, Edward E. Lucente and Michael J. Mardy, each of whom is independent as defined in applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee met 4 times during fiscal 2007.

Technology Committee

The Board of Directors has a Technology Committee, which provides strategic guidance and oversight to the Company on use of technology in its core businesses and evaluates and approves investment proposals for the Company’s venture capital business which invest funds on the Company’s behalf. The Technology Committee consists of Anthony J. Bay (Chair), Virginia G. Breen and Joseph C. Lawler. The Technology Committee met 13 times during fiscal 2007.

Stockholder Communications with the Board of Directors

Stockholders may send written communications to the Board of Directors, the presiding director or any individual member of the Board to the following address: c/o Secretary, CMGI, Inc., 1100 Winter Street, Waltham, MA 02451. The Company will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2008, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of KPMG as the Company’s independent registered public accounting firm, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of KPMG, which served as the Company’s independent registered public accounting firm in fiscal 2007, is expected to be present at the 2007 Meeting, to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Management

Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position
Joseph C. Lawler	57	Chairman, President and Chief Executive Officer
Steven G. Crane	50	Chief Financial Officer and Treasurer
Peter L. Gray	39	Executive Vice President, General Counsel and Secretary
Mark J. Kelly	49	President, Americas Business Unit, ModusLink Corporation
William R. McLennan	49	President, International Business Unit, ModusLink Corporation
David J. Riley	37	Executive Vice President, Corporate Development
Scott D. Smith	49	President, Sales and Marketing, ModusLink Corporation

Joseph C. Lawler has served as President and Chief Executive Officer of the Company and as a director since August 2004, and also became Chairman in September 2006. Mr. Lawler is also President and Chief Executive Officer of ModusLink. From 1995 to March 2004, Mr. Lawler served in various positions with R.R. Donnelley & Sons Company, a provider of full-service global print solutions, most recently as Executive Vice President. While at R.R. Donnelley, Mr. Lawler had management responsibilities for logistics, financial, direct mail and international operations.

Steven G. Crane became Chief Financial Officer and Treasurer of the Company and ModusLink on April 24, 2007. Prior to joining the Company, Mr. Crane served as President of FT Interactive Data Corporation, a division of International Data Corporation, a provider of various financial data and proprietary information, from August 2006 until August 2007. Mr. Crane also served as Chief Financial Officer of Interactive Data Corporation from 1999 until August 2006.

David J. Riley became Executive Vice President, Corporate Development of the Company in April 2007. From June 2006 until April 2007, Mr. Riley served as Interim Chief Financial Officer and Treasurer of the Company and of ModusLink. From March 2006 until June 2006, Mr. Riley served as Special Assistant to the Chief Executive Officer of the Company. Mr. Riley served in various capacities within the Company’s finance department from March 2000 to June 2006, including as Director of Finance from February 2001 to April 2003 and as Vice President, Finance from April 2003 to March 2006. Prior to joining the Company in 2000, Mr. Riley was a member of the Audit practice with Ernst & Young LLP. Mr. Riley is a Certified Public Accountant.

Peter L. Gray has served as Executive Vice President and General Counsel of the Company since March 2002 and as Secretary since December 2005. Mr. Gray has also served as Executive Vice President, General Counsel and Secretary of ModusLink since August 2004. Mr. Gray served as Vice President and Assistant General Counsel of the Company from December 2000 to March 2002 and Associate General Counsel of the Company from June 1999 to December 2000. Mr. Gray served as Assistant General Counsel of Cambridge Technology Partners (Massachusetts), Inc. from February 1999 to June 1999. From September 1993 to January 1999, Mr. Gray was an attorney at Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP), where he was elected a junior partner in May 1998.

Mark J. Kelly has been President, Americas Business Unit of ModusLink since April 2006. Mr. Kelly has served ModusLink in various management and operational capacities, including as Senior Vice President of Operations from May 2005 to April 2006, as Vice President, Operations from September 2004 to May 2005 and as General Manager of the Raleigh, North Carolina solution center from January 2000 to September 2004.

William R. McLennan joined ModusLink in February 2005 as President, Asia-Pacific Operations of ModusLink and has served as President, International Business Unit of ModusLink since January 2006. From June 2004 to February 2005, Mr. McLennan served as a partner of Onyx Capital Ventures, a private equity investment firm. From June 2003 to April 2004, Mr. McLennan served as President of R.R. Donnelley Logistics, a supply chain management company. From August 2001 to May 2003, Mr. McLennan was Chief Operating Officer and Chief Financial Officer of R.R. Donnelley Logistics. From April 2000 to June 2001, Mr. McLennan served as the Co-President of Packtion Corporation, an internet technology business.

Scott D. Smith joined ModusLink as President, Sales and Marketing on April 24, 2007. Before joining ModusLink, Mr. Smith served as President, Americas, SVP Lenovo Group, a computer manufacturer, from 2005 until early 2007. Before joining Lenovo in connection with Lenovo’s acquisition of the personal computing division of International Business Machines, Mr. Smith spent 22 years at IBM in a variety of senior sales and management positions, including Vice President and General Manager, Personal Computing Division, Americas, from 2004 to 2005, General Manager, Industrial Sector, Americas from 2002 to 2004, and Vice President, Americas, Server Sales from 2000 to 2002.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;

•	Align compensation with our business mission, strategy and goals; and

•	Motivate and reward high levels of performance.

These objectives collectively seek to link compensation to overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design.

Our compensation philosophy is to set each element of our target compensation, base salary, bonus and long term incentives, at the 50th percentile for similarly situated individuals at companies we consider to be our peers and competitors for talented individuals such as our executives.

Components of Executive Compensation

The principal components of compensation for our Chairman, President and Chief Executive Officer, two individuals who served as Chief Financial Officer during fiscal 2007 and our three other most highly compensated executive officers, who we refer to collectively as the “named executive officers,” consist of base salary, performance-based annual cash bonus, equity grants of both stock options and performance-based restricted stock, limited perquisites and other benefits. Each component is described in more detail below. As discussed under “Corporate Governance and Board and Committee Meetings” earlier in this Proxy Statement, we have engaged Hewitt as a compensation consultant, to assist us in determining these compensation levels.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation and supports our compensation objectives by attracting and retaining talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. Changes in base salary are typically considered based on subjective evaluation of individual performance, during our annual performance review process, which takes place in our fiscal first quarter, as the prior year’s results are compiled and analyzed. Assessment of individual performance includes achievements and performance of the applicable operating unit or function for which the executive is responsible. In addition, from time to time, adjustments are made to base salaries during the fiscal year in light of promotions, added responsibilities or in reaction to changes in the market for an individual possessing the skills and abilities of our executives. Our Chairman, President and Chief Executive Officer recommends compensation adjustments for other named executive officers, which adjustments are considered and approved by the Compensation Committee. The process for compensation adjustments for our Chairman, President and Chief Executive Officer is described on page 15.

For fiscal 2007, salaries were reviewed during the first quarter of fiscal 2007 and were set for Mr. Lawler ($605,000), Mr. Riley ($215,000), Mr. Gray ($242,000), Mr. McLennan ($375,000) and Mr. Kelly ($265,000). These amounts represented increases of 10%, 0% (due to a mid-year adjustment), 3%, 0% (due to a mid-year adjustment), and 6% over the fiscal 2006 amounts, and were generally in line with our budgeted merit increase for all employees of 3.5% of base salary. Several additional adjustments to certain base salaries were made during fiscal 2007. In April 2007, Mr. Riley ceased serving as Interim Chief Financial Officer and was named our Executive Vice President, Corporate Development. In connection with this change in responsibility, Mr. Riley’s base salary was increased to $230,000. In June 2007, following a review of peer company data for comparably situated executives, Mr. Gray’s base salary was increased to $300,000.

In April 2007, we hired Mr. Crane as our Chief Financial Officer and Treasurer. We had retained an executive recruiting firm to assist us in a broad search to identify candidates for this position. In light of information provided by the executive recruiting firm, and Mr. Crane’s compensation at his prior employment, Mr. Crane’s initial base salary was set at $375,000, with a commitment to increase this amount to $400,000 on November 1, 2007.

Performance-Based Annual Cash Bonus

Each year, the Compensation Committee establishes an Executive Management Incentive Plan, which provides cash incentives for our executives. This plan supports our compensation objectives by focusing on annual financial and operating results and enabling our total cash compensation to remain competitive within the marketplace for executive talent. Each named executive officer has a target bonus award for each plan year. Target bonus awards are expressed as a percentage of the base salary paid to the named executive officer during that plan year. The Compensation Committee generally selects bonus amounts for the named executive officers such that target total cash compensation approximates the 50th percentile of comparable positions at our peer companies. For fiscal 2007, the target bonus percentages for the named executive officers were 125% (Mr. Lawler), 60% (Mr. McLennan and Mr. Kelly) and 50% (Mr. Riley and Mr. Gray). As a term of Mr. Crane joining us as Chief Financial Officer in April 2007, he was guaranteed a bonus for fiscal year 2007 of $225,000, which is equal to 60% of his initial base salary.

For fiscal 2007, the Compensation Committee adopted the Fiscal Year 2007 Executive Management Incentive Plan (the “2007 MIP”). The 2007 MIP covers our executive officers, including executives of ModusLink, and is funded based on the Company’s consolidated business performance, with minimum threshold levels established, as discussed below. The 2007 MIP was designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of the Company and its subsidiaries. As designed, the bonus payments under the 2007 MIP could range from 0% to 200% of an individual’s target bonus, based on business and individual performance and the discretion of the Compensation Committee.

The 2007 MIP design contemplated both financial achievements and personal goals and objectives in order to compute the percentage of target achieved. For Mr. Lawler, 100% of his bonus target was dependent upon the achievement of consolidated financial goals by CMGI. For each of Messrs. Gray and Riley, 80% of his respective target bonus was dependent upon the achievement of consolidated financial goals by CMGI. For each of Messrs. McLennan and Kelly, 40% of his respective target bonus was dependent upon the achievement of consolidated financial goals of CMGI and 40% of his respective target bonus was dependent upon the achievement of regional financial goals. For Mr. McLennan, the regional performance of ModusLink’s International Business Unit (comprised of ModusLink’s Asia Pacific and Europe regions) was considered and for Mr. Kelly, the regional performance of ModusLink’s Americas Business Unit was considered. For all named executive officers other than Mr. Lawler, attainment of personal goals and objectives was weighted toward 20% of their target bonus. Mr. Riley’s personal goals and objectives related to implementing structural changes within the finance organization and certain corporate development initiatives. Mr. McLennan’s personal goals and objectives related to realization of certain operational improvements and implementation of certain strategic initiatives. Mr. Kelly’s personal goals and objectives related to implementation of certain strategic initiatives and personal development actions. Mr. Gray’s personal goals and objectives related to implementation of certain corporate development and strategic initiatives.

The financial metric upon which the 2007 Plan was based, for both consolidated and regional performance, was the achievement of a certain level of non-GAAP operating income (“NGOI”). We define NGOI as operating income excluding net charges related to depreciation, long-lived asset impairment, restructuring, amortization of intangible assets and stock-based compensation. Management uses NGOI as a supplemental measure to evaluate our operations. In October, 2006, the Compensation

Committee established consolidated and regional NGOI performance levels, consistent with our budget, as the minimum level for payout of the target bonuses under the 2007 MIP. In addition, the Compensation Committee defined a “stretch” target of NGOI achievement and an “overachievement” target of NGOI at which 150% and 200% of target, respectively, would be earned. Bonus percentages related to actual results between the defined levels were determined on a straight line basis. We have chosen not to disclose the actual performance target. We are not in the practice of providing financial guidance relative to our NGOI and believe that disclosure of the specific NGOI level required for bonus payments would cause us competitive harm. Any such public disclosure would provide the financial markets with a benchmark which may not be indicative of a level of financial guidance we would deem prudent and would provide competitors with information about our internal financial goals which are not widely shared in our company. In the Compensation Committee’s view, the objectives established were challenging, in that they could be achieved only with substantial effort. By way of comparison, the financial metric (also budgeted NGOI) established for the Executive Management Incentive Plan in place for fiscal 2006 was not attained and no bonuses were paid for fiscal 2006 under that bonus plan. In addition, the NGOI target established for fiscal 2007 was in excess of the fiscal 2006 target which had not been achieved. Achievement of bonuses in excess of the targets was only payable under the 2007 MIP in the event that budgeted levels of NGOI performance were exceeded.

Actual bonus payments for fiscal 2007 are set forth in the Summary Compensation Table for 2007 Fiscal Year under the heading “Non-Equity Incentive Plan Compensation” and reflect that (1) we exceeded our consolidated NGOI budget, (2) each of the regions exceeded its NGOI budget and (3) personal goals and objectives were met by the named executive officers to varying degrees. As a result, payouts ranged from 161% to 179% of target. All payouts were earned and made in accordance with the 2007 MIP and no discretion was exercised in determining the amounts.

Equity Grants

A key component of our executives’ compensation takes the form of equity grants, both stock options and performance-based restricted stock.

Our long-term equity incentives support our compensation objectives by rewarding the achievement of long-term business objectives that benefit our stockholders and helping us retain a successful and tenured management team. Our executive compensation program has, to a great extent, historically relied on equity components to meet its objectives.

Stock options

Historically, our equity program for executive officers was comprised of stock options with the size and value of awards based on position and market compensation data. The Compensation Committee believes that stock options align the interests of our executive officers with those of investors and rewards the executives for enhancing our stock valuation. As part of the named executive officers’ compensation, these individuals are typically awarded stock options (i) upon initial hiring, (ii) annually, on the third business day after the release of earnings for the fiscal year and (iii) periodically, in the event of promotions, added responsibilities and exemplary performance. Options are granted with an exercise price equal to the fair market value on the date of grant, which is set at the closing price of the common stock on the date of grant, and generally vest over 4 years, with 25% vesting after one year and 1/48th of the grant vesting each month thereafter. With respect to certain options granted to Messrs. Lawler and McLennan, these options vest over five years on each of the first five anniversaries of the date of grant. Options expire seven years after they are granted, except in the case of earlier termination by their terms. The number of shares underlying the option grant is determined relative to market practice and in line with the goal of setting long term incentive compensation at the 50th percentile. In determining the size of option grants, we have reviewed market information provided by Hewitt.

In addition to annual grants made to the named executive officers, and Mr. Lawler’s grant discussed below, we granted a stock option to purchase 65,000 shares to Mr. Crane as part of his initial employment compensation. We determined, based on our review of the market for chief financial officers and Mr. Crane’s experience, that a grant of this amount was appropriate.

Performance-Based Restricted Stock

In fiscal 2004, we began awarding a mixture of stock options and shares of restricted stock to executive officers, in light of the compensation expense associated with stock options and in line with what the Compensation Committee believed to be an emerging industry practice. For fiscal 2006, again in response to emerging best practices, the Compensation Committee modified its practice with respect to awarding restricted stock and adopted a performance-based restricted stock program, under which executive officers would be granted a predetermined number of shares of restricted stock in the event that we achieved a certain level of financial performance. The Compensation Committee believes that performance-based restricted stock aligns the interests of our executive officers with those of investors and rewards the executives for enhancing our stock valuation.

For fiscal 2007, the Compensation Committee established the 2007 Performance Based Restricted Stock Bonus Program, pursuant to which a predetermined number of shares of restricted stock would be granted to executive officers (on the third day after the release of earnings results for fiscal 2007) in the event that a certain level of financial performance, measured by the NGOI level provided for in our budget for fiscal 2007, was attained. We have chosen not to disclose the actual performance target. As noted above, we are not in the practice of providing financial guidance relative to our NGOI and believe that disclosure of the specific NGOI level required for the award of performance- based restricted shares would cause us competitive harm. Any such public disclosure would provide the financial markets with a benchmark which may not be indicative of a level of financial guidance we would deem prudent and would provide competitors with information about our internal financial goals, which are not widely shared in our company.

Mr. Lawler was not a participant under this program, due to the restricted stock awards that are made to him pursuant to his initial employment arrangement. The awards were targeted at 10,000 shares, in the case of Mr. McLennan, 9,000 shares each, in the cases of Messrs. Crane, Kelly and Riley, and 5,000 shares, in the case of Mr. Gray. The number of shares underlying the performance-based restricted stock award is determined relative to market practice and in line with the goal of setting long term incentive compensation at the 50th percentile. In the Compensation Committee’s view, the objective established for award of the shares of restricted stock was challenging, in that it would be achieved only with substantial effort. By way of comparison, the financial metric (also budgeted NGOI) established for the performance-based restricted stock program in place for fiscal 2006 was not attained and no stock awards were made under that program following fiscal 2006. In addition, the NGOI target established for fiscal 2007 was in excess of the fiscal 2006 target, which had not been achieved.

On September 28, 2007, the third business day following the release of earnings results for fiscal 2007, the targeted awards were made to the named executive officers as we met our consolidated NGOI budget. These awards vest in three approximately equal installments on each of the first three anniversaries of the date of grant, provided that we or one of our subsidiaries continue to employ the recipient on such date.

Restricted Shares

We also award shares of restricted stock coincident with the commencement of employment or in recognition of a promotion, added responsibilities or exemplary performance. In fiscal 2007, Mr. Crane received an initial grant of 35,000 shares of restricted stock, which amount was based on a review of initial compensation levels prevalent in the market for executives with Mr. Crane’s experience and expertise. Mr. Riley received an award of 10,000 shares of restricted stock upon assuming his new role in April 2007, in light of the critical nature of the new position and our desire to retain Mr. Riley’s services and Mr. Gray received an award of 5,000 shares of restricted stock as part of a compensation adjustment following a review by the Compensation Committee of peer company data for comparably situated executives in order to bring Mr. Gray’s compensation closer to competitive market levels.

Restricted stock awards vest in three approximately equal installments on each of the first three anniversaries of the date of grant, provided that we or one of our subsidiaries continue to employ the recipient on such date.

Equity Grants to Mr. Lawler

In August 2004, we hired Mr. Lawler as Chief Executive Officer. The Compensation Committee used a compensation consultant to advise it with respect to Mr. Lawler’s initial compensation arrangement. In addition to cash compensation, we agreed to make a series of equity grants to Mr. Lawler, in an aggregate number equal to 2% of our outstanding shares of Common Stock (on a fully diluted basis) on August 2, 2004. These grants are to be made over a five-year period and are in a ratio of 60% stock options (with an exercise price equal to the fair market value of our Common Stock on the date of grant) and 40% shares of restricted stock. Initial grants of an option to purchase 270,000 shares of Common Stock and an award of 180,000 restricted shares were made in August 2004. Thereafter, on each of the first five anniversaries of Mr. Lawler’s date of hire, provided he is still employed by us, he is entitled to receive an additional option to purchase 67,452 shares of Common Stock and 44,968 shares of restricted stock. Annual grants were made on August 23, 2005, August 23, 2006 and August 23, 2007 and, provided that Mr. Lawler remains employed by us, are expected to be made on August 23, 2008 and August 23, 2009. Grants expected to be made in the future may be made at an earlier time, if the price of our Common Stock (adjusted for change in capitalization) exceeds $30.00 per share for 30 consecutive days. All equity grants made to Mr. Lawler pursuant to his initial employment arrangement vest in five equal installments on each of the first five anniversaries of the date of grant. Mr. Lawler’s equity grants reflected the Compensation Committee’s view of the market for an executive of his qualifications. The grants were structured in this way in light of the condition of our business at the time of his hiring, having just completed a major acquisition, and provide Mr. Lawler with an incentive to increase stockholder value.

Perquisites and other benefits

We believe that the perquisites provided to the named executive officers are reasonable and modest compared to the general market. To the extent we offer any perquisites, we do so in order to be competitive with the market. Messrs. Lawler, Riley, Crane and Gray receive automobile allowances as a term of their employment. Each of the named executive officers receives 401(k) matching benefits consistent with those offered to all other participating employees. The country club membership ascribed to Mr. Lawler on the Summary Compensation Table represents a corporate membership that provides the Company with the opportunity to engage in client entertainment events, but Mr. Lawler is designated the named member for administrative purposes at the facility.

In addition, we provide Mr. McLennan with standard expatriate benefits in connection with his overseas assignment. Often the cost of living for an expatriate is much greater than what the individual would experience if he or she were working in his or her home country. In addition, individuals working in a foreign country may periodically be required to return to their home country. As a result, there has developed a standard set of expatriate benefits which are commonly offered to expatriates. In the case of Mr. McLennan, these benefits include a goods and services allowance, designed to reimburse him for increased living costs in Singapore versus the United States, a housing allowance (which was increased during fiscal 2007 due to increasing costs in the Singapore rental housing market), a transportation allowance and an annual membership fee to the American Club in Singapore. Mr. McLennan and his wife are also entitled to one round-trip, business class ticket each per year to the United States or other country of their choice as well as a monthly storage stipend. Mr. McLennan also receives tax preparation services, as well as tax equalization, designed to ensure that he incurs no additional tax liability as a result of having an assignment outside of the United States.

From time to time, we have awarded discretionary cash bonuses. Mr. Riley received a one-time cash bonus of $100,000 upon assuming his new role in April 2007, in light of the critical nature of the new position and our desire to retain Mr. Riley’s services.

Benchmarking

The Compensation Committee reviews executive compensation relative to marketplace norms on a regular basis and has followed a practice of refreshing this data every two years, most recently in fiscal 2007. The Compensation Committee evaluates the competitiveness of our total direct compensation relative to two data sources. One data source, which we refer to as our Custom Peer Group, consists of companies which provide outsourced services and solutions. These companies are:

•	Acxiom Corporation

•	Advo, Inc.

•	Automatic Data Processing, Inc.

•	CDW Corporation

•	Celestica Inc.

•	Ceridian Corporation

•	Convergys Corporation

•	Deluxe Corporation

•	Digital River, Inc.

•	DST Systems Inc.

•	eFunds Corp.

•	Flextronics International Ltd.

•	GSI Commerce, Inc.

•	Merrill Corporation

•	R.R. Donnelley & Sons Company

•	Solectron Corporation

•	Sykes Enterprises Inc.

With the assistance of Hewitt, we developed our Custom Peer Group by considering companies included in Hewitt’s Total Compensation Database, reviewing competitors identified by internal resources and industry and equity analysts, and companies identified in proxy disclosures as peers of companies reviewed.

The second data source we consider is a broad-based general industry group that includes the 348 companies with annual revenues below $3 billion in Hewitt’s Compensation Database. With respect to this second source, data is regressed to reflect our revenue level, in order to draw what the Compensation Committee believes to be appropriate comparisons to our executives’ compensation.

For each of our named executive officers, in fiscal 2007 we reviewed their compensation against similar positions in both data sources. We found that in aggregate, our target total compensation falls at the market median (i.e., within 10% of the median) relative to the Custom Peer Group, whereas it falls slightly above the market median relative to the general industry survey cut.

Tally Sheets

The Compensation Committee reviews all components of compensation for our Chairman, President and Chief Executive Officer and the other named executive officers, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to us of all perquisites and benefits and the actual projected payout obligations under potential termination, severance and change-in-control scenarios. A tally sheet detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our named executive officers and other executives and reviewed by the Committee in June 2007. The Compensation Committee believes, based on this review, that the compensation of the named executive officers is reasonable. In addition, the Compensation Committee believes that the differences between the compensation of our Chairman, President and Chief Executive Officer and that of the other named executive officers is appropriate based on similar differences found in market data.

Chairman, President and Chief Executive Officer Compensation Decisions

The Compensation Committee coordinates the annual performance evaluation of our Chairman, President and Chief Executive Officer with the independent members of our Board. The evaluation is based on objective criteria, including the performance of the business, accomplishment of reported goals and strategic objectives and the development of management. There is no formula applied or weighting of these factors and the Compensation Committee considers the Chairman, President and Chief Executive Officer’s performance in its totality. The evaluation is used by the Compensation Committee in determining our Chairman, President and Chief Executive Officer’s cash compensation (base salary and bonus), which is also reviewed with the independent members of the Board prior to final approval by the Compensation Committee. The equity components of Mr. Lawler’s compensation were determined at the time of his initial hiring, based on market information gathered during the recruitment process and reflects our determination of the equity compensation required to attract and retain a Chief Executive Officer of Mr. Lawler’s experience and capability.

Input from Management

Our Chairman, President and Chief Executive Officer and our Senior Vice President, Human Resources regularly attend Compensation Committee meetings to provide information and recommendations regarding our executive compensation program.

Our Chairman, President and Chief Executive Officer formulates and presents recommendations regarding any change in the base salary, bonus, equity compensation and other benefits of other executive officers. Our Senior Vice President, Human Resources, and members of his staff, compile relevant data at the request of the Compensation Committee. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our Chairman, President and Chief Executive Officer. The Compensation Committee generally meets in executive sessions without any member of management present when discussing compensation matters pertaining to our Chairman, President and Chief Executive Officer and, at times, on other compensation-related matters.

The Board of Directors has delegated authority to the Chairman, President and Chief Executive Officer to grant stock options to non-executive employees within certain limits, including a prohibition on making grants to direct reports and per person limits, which authority is generally used to facilitate making new hire grants and to recognize promotions or reward special accomplishments and achievements. In addition, the Compensation Committee approves the number of shares included in an annual stock option pool for annual grants to non-executive employees and thereafter Mr. Lawler is empowered to determine the amounts, recipients and date of grant of the annual stock option grants to non-executive employees. In recent years, the date of grant of annual options to non-executive employees has been November 1. In addition, the Board has empowered Mr. Lawler to make restricted stock awards to non-executive employees in an amount not to exceed 1,000 shares in any one instance, and 10,000 shares in the aggregate in any fiscal year.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

Each of our executive officers is an employee-at-will, meaning that his employment may be terminated at any time and for any reason. We have entered into severance benefit agreements with each of our named executive officers, which are described under the heading “Potential Payments Upon Termination or Change-in-Control” later in this Proxy Statement. During fiscal 2007, the Compensation Committee retained Hewitt to conduct a review of our severance benefits, including change-in-control protections. Based on that review, we standardized the severance benefits of the named executive officers, with certain exceptions for pre-existing arrangements. In addition, based on that review, we believe that the severance benefits we offer to our executives are competitive with similarly situated individuals and companies. With respect to termination of employment absent a change in control, we believe that the benefits we offer are in line with the markets in which we compete, and we offer these benefits to attract and retain our executives. Regarding Change in Control benefits, we have structured these benefits as a “double trigger” meaning that the benefits are only paid in the event of, first, a change in control transaction, and second, the loss of employment within one year after the transaction. We decided to offer these benefits in order to provide an incentive for our executives to remain in our employ in the event of such a transaction.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to certain officers of a public company is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

Stock options awarded to executive officers under our stock option plans, which were approved by stockholders, and shares of restricted stock awarded under our performance-based restricted stock program are performance-based and are potentially deductible for us. Restricted stock awards that are not performance based do not qualify for the performance-based exception to Section 162(m), but the Compensation Committee believes that the retention benefit derived outweighs any tax benefit to us.

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with fiscal 2006, we began accounting for stock-based compensation in accordance with the requirements of FASB 123(R).

Report of Human Resources and Compensation Committee

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Francis J. Jules, Chair

Virginia G. Breen

Edward E. Lucente

Michael J. Mardy

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning fiscal 2007 compensation of our Chairman, President and Chief Executive Officer, the two individuals who served as Chief Financial Officer during the fiscal year and the three other most highly compensated executive officers of CMGI at the end of fiscal 2007, who we refer to collectively as the “named executive officers.” The amounts shown in the Stock Awards and Option Awards columns below represent the accounting expense that we recognized under FASB 123(R) during fiscal 2007 for awards from prior years and fiscal 2007, not the actual amounts paid to or realized by the named executive officers during fiscal 2007. The FASB 123(R) amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards. There can be no assurance that the FASB 123(R) amount will ever be realized by the named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Joseph C. Lawler Chairman, President and Chief Executive Officer	2007	599,923	0		790,341	643,246	1,306,044	24,778	(5)	3,364,332
Steven G. Crane(6) Chief Financial Officer and Treasurer	2007	85,096	225,000	(7)	77,525	38,599	0	3,000	(8)	429,220
David J. Riley(9) Executive Vice President, Corporate Development; Former Interim Chief Financial Officer and Treasurer	2007	219,904	100,000	(10)	66,297	87,083	198,605	8,757	(11)	680,646
William R. McLennan President, International Business Unit, ModusLink	2007	375,076	0		220,997	257,324	402,300	153,005	(12)	1,408,702
Mark J. Kelly President, Americas Business Unit, ModusLink	2007	261,135	0		28,403	77,313	256,467	125,168	(13)	748,486
Peter L. Gray Executive Vice President, General Counsel and Secretary	2007	246,889	0		84,695	110,341	213,759	15,543	(14)	671,227

(1)	Reflects the fiscal 2007 expense for restricted stock and performance-based restricted stock awards granted to the named executive officers. The fair value of these awards is based on the closing price of our common stock on the date of grant. The restricted stock awards vest according to specific schedules, ranging from three years to five years. Shares of our common stock covered by the performance-based restricted stock awards are issued at the end of the fiscal year if applicable performance objectives are met and are subject to a three year vesting schedule thereafter.
(2)

Reflects the fiscal 2007 expense for stock option awards granted to the named executive officers. For options granted prior to August 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after August 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2007. Except for the stock options granted to Mr. Lawler and certain options granted to Mr. McLennan, which vest in five equal annual installments, each of the options vests as to 25% one year from the date of grant and as to 1/48th of the shares each month thereafter, provided that the option recipient continues to be employed by us on such dates.

(3)	Represents amounts earned under our Fiscal 2007 Executive Management Incentive Plan.
(4)	Amounts set forth in this column represent employer 401(k) plan matching cash contributions, in addition to other items noted.
(5)	Includes $12,000 automobile allowance and $8,310 country club annual membership fee.
(6)	Mr. Crane joined the Company in April 2007.
(7)	Represents guaranteed bonus payment.
(8)	Represents $3,000 automobile allowance for May through July 2007.
(9)	Mr. Riley served as Interim Chief Financial Officer and Treasurer from June 2006 until April 24, 2007.
(10)	Represents discretionary bonus payment.
(11)	Includes $3,000 automobile allowance for May through July 2007.
(12)	Includes expatriate benefits consisting of goods and services allowance of $19,684, transportation allowance of $12,007, payment of housing lease and utilities of $81,170 (net of Mr. McLennan’s monthly contribution), payment of car rental of $25,349, home leave expense of $8,152, and club membership of $2,277. Such amount includes payments made in Singapore dollars to third parties on Mr. McLennan’s behalf, converted to U.S. dollars at the average conversion rate in fiscal 2007.
(13)	Includes $120,268 relocation expenses paid by the Company.
(14)	Includes $12,000 automobile allowance.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for fiscal 2007.

			Estimated possible payouts under non-equity incentive plan awards(1)			Estimated possible payouts under equity incentive plan awards (2)(3)*
Name	Grant Date	Committee/ Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	All other stock awards: Number of shares of stock or units (#)(3)*		All other option awards: Number of securities underlying options (#)(4)*		Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(5)
Joseph C. Lawler	(6 8/23/2006 8/23/2006)	(6 8/23/2004 8/23/2004)	0	756,250	1,512,500		44,968	(7)	67,452	(8)	10.30	562,100 296,789
Steven G. Crane	4/24/2007 4/24/2007 4/24/2007	12/19/2006 12/19/2006 12/19/2006				9,000	35,000		65,000		21.40	192,600 749,000 578,500
David J. Riley	(6 10/11/2006 4/13/2007 10/13/2006)	(6 10/11/2006 4/2/2007 8/30/2006)	0	115,000	230,000	9,000	10,000		10,000		12.30	94,500 220,000 53,000
William R. McLennan	(6 10/11/2006 10/13/2006)	(6 10/11/2006 8/30/2006)	0	225,000	450,000	10,000			20,000		12.30	105,000 106,000
Mark J. Kelly	(6 10/11/2006 10/13/2006)	(6 10/11/2006 8/30/2006)	0	159,000	318,000	9,000			20,000		12.30	94,500 106,000
Peter L. Gray	(6 10/11/2006 6/18/2007 10/13/2006)	(6 10/11/2006 6/18/2007 8/30/2006)	0	123,750	247,500	5,000	5,000		15,000		12.30	52,500 99,500 79,500

*	Equity awards are made pursuant to the 2000 Stock Incentive Plan and 2004 Stock Incentive Plan.
(1)	Non-equity awards are made pursuant to our FY2007 Executive Management Incentive Plan. The threshold amount is 0% of target, as no payment is made if target is not met and maximum is 200% of target. See “Compensation Discussion and Analysis” for a discussion of the plan.
(2)	Equity awards are subject to satisfaction of conditions of the FY2007 Performance-Based Restricted Stock Bonus Plan. If the financial metric established in connection with the plan is not met, no award would be made. The maximum award is equal to the target. See “Compensation Discussion and Analysis” for a discussion of the plan.
(3)	Unless otherwise noted, the restricted stock awards vest 33 1/3% on each of the first three anniversaries of the date of grant, provided that the individual remains employed by us on such dates. The vesting of these restricted stock awards is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(4)

Unless otherwise noted, stock option awards vest as to 25% on the first anniversary of the date of grant and as to 1/48th of the shares on each monthly anniversary thereafter, provided that the option recipient continues to be employed by us on such dates. The exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

(5)

The grant date fair value of all other stock awards is computed based on a value per share of $22.00 on 4/13/2007; $21.40 on 4/24/2007; and $19.90 on 6/18/2007. In accordance with FASB 123(R), the grant date fair value of the stock award to Mr. Lawler is computed based on a value per share of $12.50 on 8/23/2004, Mr. Lawler’s date of hire. The grant date fair value of all other option awards is computed based on a value per share of $4.40 on 8/23/2006; $8.90 on 4/24/2007; and $5.30 on 10/13/2006. For FASB 123(R) purposes, equity incentive plan awards are initially valued at the time the plan is approved and individual targets are established (and in the event of new hires, upon commencement of employment), and are then marked to market quarterly until the shares are issued or it is determined that the performance metric will not be met, at which time the compensation expense would be reversed. The grant date fair value of the equity incentive plan awards is computed based on a value per share of $10.50 on 10/11/06 for Messrs. Riley, McLennan, Kelly and Gray, and a value per share of $21.40 on 4/24/07 for Mr. Crane. Subsequent to the end of fiscal 2007, it was determined that the financial metric required for awards to be made under the equity incentive plan had been met, the target grants were issued on September 28, 2007 and the FASB 123(R) valuation was fixed. Accordingly, on September 28, 2007, the valuation per share was fixed at $13.60 and the grant date fair value of the awards to Messrs. Crane, Riley, McLennan, Kelly and Gray on September 28, 2007 were $122,400, $122,400, $136,000, $122,400 and $68,000, respectively. All per share amounts are computed in accordance with FASB 123(R).

(6)	The Compensation Committee approved the bonus target percentage for Messrs. Lawler, Riley, McLennan, Kelly and Gray on 8/30/2006 and for Mr. Crane on 12/19/2006. The Compensation Committee approved the terms of the FY2007 Executive Management Incentive Plan on 10/11/2006.
(7)	Restricted stock award vests ratably on an annual basis over a five year period.
(8)	Stock option award vests ratably on an annual basis over a five year period.

Employment Arrangements of Named Executive Officers

We do not have agreements with any of the named executive officers which guarantee employment for a set term, and accordingly, all of the named executive officers are employees at will. We have entered into certain severance agreements with our named executive officers, as discussed in “Potential Payments Upon Termination or Change-in-Control.”

Joseph C. Lawler

On August 23, 2004, Joseph C. Lawler was appointed President and Chief Executive Officer of the Company and in August 2006, in addition, was named Chairman of the Company. In connection with his employment, Mr. Lawler and the Company entered into an employment offer letter which set forth his initial compensation terms and his equity grants. A description of Mr. Lawler’s equity grants, which have been made in accordance with the employment offer letter, is contained in the Compensation Discussion and Analysis above.

Other Named Executive Officers

We have entered into employment offer letters with each of our other named executive officers when they commenced their employment. These letters generally set forth base salary, target bonus and other compensatory matters, such as initial equity grants.

In connection with Mr. Kelly’s promotion in April 2006, we agreed to reimburse him for the costs of relocating to Massachusetts, which were $120,268 in fiscal 2007.

We have entered into a Letter of Understanding—Expatriate Assignment with Mr. McLennan, due to the fact that his employment requires him to reside overseas. Under this agreement, Mr. McLennan is entitled to a goods and services allowance, designed to reimburse him for increased living costs in Singapore versus the United States. Mr. McLennan also receives a housing allowance of up to 22,000 Singapore dollars for housing and utility (excluding personal telephone expenses) costs per month, less a monthly contribution of $3,486. In addition, Mr. McLennan receives a transportation allowance of $1,000 per month and an annual membership fee to the American Club in Singapore. Mr. McLennan and his wife are also entitled to one round-trip, business class ticket each per year to the United States or other country of their choice as well as $500 per month for storage of personal items. Mr. McLennan will receive $10,000 net of applicable withholdings, at the termination of his assignment, for his return to the United States. Mr. McLennan also receives tax preparation services, as well as tax equalization, designed to ensure that he incurs no additional tax liability as a result of having an assignment outside of the United States.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of the end of fiscal 2007.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Joseph C. Lawler	108,000 13,490 0	162,000 53,962 67,452	(2) (3) (4)	12.50 17.40 10.30	8/22/2011 8/23/2012 8/23/2013	108,000 35,974 44,968	(5) (6) (7)	1,706,400 568,402 710,502
Steven G. Crane	0	65,000	(8)	21.40	4/23/2014	35,000	(9)	553,000	9,000	(10)	142,200
David J. Riley	237 5,510 5,104 2,916 5,416 0	0 239 1,895 4,083 14,583 10,000	(12) (14) (15) (16) (17)	4.80 15.90 13.90 15.70 10.60 12.30	6/27/2009 9/1/2010 8/1/2011 10/31/2012 6/11/2013 10/12/2013	1,066 10,000	(11) (13)	16,852 158,000	9,000	(10)	142,200
William R. McLennan	20,400 8,749 2,000 0	30,600 11,250 8,000 20,000	(18) (20) (22) (23)	20.80 16.00 15.90 12.30	2/6/2012 10/5/2012 1/8/2013 10/12/2013	20,400 6,000	(19) (21)	322,320 94,805	10,000	(10)	158,000
Mark J. Kelly	2,247 4,495 52 72 833 0	0 0 833 2,041 13,750 20,000	(24) (25) (26) (27)	23.10 49.00 13.60 15.70 14.80 12.30	9/28/2009 12/15/2009 11/3/2011 10/31/2012 4/16/2013 10/12/2013				9,000	(10)	142,200
Peter L. Gray	45,000 13,416 10,937 4,374 0	0 583 4,062 5,625 15,000	(29) (31) (33) (34)	15.50 15.90 13.90 16.00 12.30	3/3/2009 9/1/2010 8/1/2011 10/5/2012 10/12/2013	2,499 3,333 5,000	(28) (30) (32)	39,497 52,669 79,000	5,000	(10)	79,000

*	References to approximate share totals in the footnotes below relate to vesting schedules which may vary from time to time in order to account for rounding.
(1)	Based on the fair market value of our common stock on 7/31/2007 ($15.80 per share).
(2)	Stock option vesting with respect to 54,000 shares on each of 8/23/2007, 8/23/2008 and 8/23/2009.
(3)	Stock option vesting with respect to approximately 13,490 shares on each of 8/23/2007, 8/23/2008, 8/23/2009 and 8/23/2010.
(4)	Stock option vesting with respect to approximately 13,490 shares on each of 8/23/2007, 8/23/2008, 8/23/2009, 8/23/2010 and 8/23/2011.
(5)	Restricted stock award vesting with respect to 36,000 shares on each of 8/23/2007, 8/23/2008 and 8/23/2009.
(6)	Restricted stock award vesting with respect to approximately 8,993 shares on each of 8/23/2007, 8/23/2008, 8/23/2009 and 8/23/2010.

(7)	Restricted stock award vesting with respect to approximately 8,993 shares on each of 8/23/2007, 8/23/2008, 8/23/2009, 8/23/2010 and 8/23/2011.
(8)	Stock option vesting with respect to 16,250 shares on 4/24/2008 and with respect to approximately 1,354 shares each month beginning 5/24/08 and ending on 4/24/2011.
(9)	Restricted stock award vesting with respect to approximately 11,666 shares on each of 4/24/2008, 4/24/2009 and 4/24/2010.
(10)	Threshold payout of performance-based restricted stock, the award of which was conditional upon the company meeting certain financial goals in fiscal 2007. Following fiscal 2007, this award was made and stock vests in three equal annual installments.
(11)	Restricted stock award vesting on 8/2/2007.
(12)	Stock option vesting with respect to 119 shares on 8/2/2007 and 120 shares on 9/2/2007.
(13)	Restricted stock award vesting with respect to approximately 3,333 shares on each of 4/13/2008, 4/13/2009 and 4/13/2010.
(14)	Stock option vesting with respect to approximately 145 shares each month beginning 8/2/2007 and ending on 8/2/2008.
(15)	Stock option vesting with respect to approximately 145 shares each month beginning 8/1/2007 and ending on 11/1/2009.
(16)	Stock option vesting with respect to approximately 416 shares each month beginning 8/12/2007 and ending on 6/12/2010.
(17)	Stock option vesting with respect to 2,500 shares on 10/13/2007 and approximately 208 shares each month beginning 11/13/2007 and ending on 10/13/2010.
(18)	Stock option vesting with respect to 10,200 shares on each of 2/7/2008, 2/7/2009 and 2/7/2010.
(19)	Restricted stock award vesting with respect to 6,800 shares on each of 2/7/2008, 2/7/2009 and 2/7/2010.
(20)	Stock option vesting with respect to approximately 416 shares each month beginning on 8/6/2007 and ending on 10/6/2009.
(21)	Restricted stock award vesting with respect to approximately 3,000 shares on each of 10/6/2007 and 10/6/2008.
(22)	Stock option vesting with respect to 2,000 shares on each of 1/9/2008, 1/9/2009, 1/9/2010 and 1/9/2011.
(23)	Stock option vesting with respect to 5,000 shares on 10/13/2007 and approximately 416 shares each month beginning 11/13/2007 and ending on 10/13/2010.
(24)	Stock option vesting with respect to approximately 52 shares each month beginning on 8/4/2007 and ending on 11/4/2008.
(25)	Stock option vesting with respect to approximately 72 shares each month beginning on 8/1/2007 and ending on 11/1/2009.
(26)	Stock option vesting with respect to approximately 416 shares each month beginning on 8/17/07 and ending on 4/17/2010.
(27)	Stock option vesting with respect to 5,000 shares on 10/13/2007 and approximately 416 shares each month beginning 11/13/2007 and ending on 10/13/2010.
(28)	Restricted stock award vesting on 8/2/2007.
(29)	Stock option vesting with respect to 291 shares on 8/2/2007 and 292 shares on 9/2/2007.
(30)	Restricted stock award vesting with respect to 1,667 shares on 10/6/2007 and 1,666 shares on 10/6/2008.
(31)	Stock option vesting with respect to approximately 312 shares each month beginning on 8/2/2007 and ending on 8/2/2008.
(32)	Restricted stock award vesting with respect to approximately 1,666 shares on each of 6/18/2008, 6/18/2009 and 6/18/2010.
(33)	Stock option vesting with respect to approximately 208 shares each month beginning on 8/6/2007 and ending on 10/6/2009.
(34)	Stock option vesting with respect to 3,750 shares on 10/13/2007 and approximately 312 shares each month beginning 11/13/2007 and ending on 10/13/2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during fiscal 2007.

	Option awards		Stock awards
Name	Number of shares acquired on exercise(#)	Value realized on exercise($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting($)(2)
Joseph C. Lawler	—	—	44,993	463,435
Steven G. Crane	—	—	—	—
David J. Riley	—	—	2,025	22,127
William R. McLennan	—	—	9,799	117,317
Mark J. Kelly	8,975	65,064	—	—
Peter L. Gray	—	—	6,833	74,984

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
(2)	Represents the fair market value of the stock award on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements with each of our named executive officers, which agreements provide for certain benefits in the event of termination of employment. These benefits vary based on whether the termination occurs before or within one year following a change in control of CMGI.

Mr. Lawler’s agreement, which was entered into at the time of his employment in August 2004, provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined) or by Mr. Lawler for Good Reason (as defined), then the Company shall pay Mr. Lawler a one-time severance payment equal to 12 months of his then-current annual base salary plus his target bonus as in effect on his last day of employment. In addition, 50% of the portion of each of Mr. Lawler’s stock options and restricted stock awards made pursuant to his employment offer letter which would otherwise become vested on or before the first anniversary of the date his employment is terminated shall be immediately vested, such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of six months following his last day of employment. In such case, the Company will also reimburse Mr. Lawler for the cost of COBRA for medical, dental and vision benefits for 12 months. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Lawler for Good Reason within 12 months following a Change of Control (as defined), then the Company shall pay Mr. Lawler a one-time severance payment equal to 24 months of his then-current annual base salary plus two times his target bonus as in effect on his last day of employment. In addition, all of Mr. Lawler’s stock options and restricted stock awards made pursuant to his employment offer letter which are not then vested shall immediately vest as of the date of termination, and such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of six months following his last day of employment. In such case, the Company will also reimburse Mr. Lawler for the cost of COBRA for medical, dental and vision benefits for 18 months. The agreement also provides that if Mr. Lawler’s employment is terminated without Cause or for Good Reason, either before or after a Change in Control, he shall be entitled to a pro rata share of his earned target bonus, determined in accordance with the terms and provisions of the applicable bonus plan. The inability of the Company to grant to Mr. Lawler any of the equity awards due to him per the terms of his employment offer letter for any reason, including as a result of a failure of the Company to obtain stockholder approval of a necessary increase in the number of shares available under any applicable Company equity incentive plan, would constitute Good Reason under the agreement. In the event that any amounts payable to Mr. Lawler under the agreement are characterized as “excess parachute payments” under Section 280G of the Internal Revenue Code, then Mr. Lawler may elect to reduce the severance payments or have a portion of the stock options or restricted stock not vest.

Messrs. Crane, Riley, Kelly and McLennan are parties to agreements entered into with each of them in July 2007 (the “Executive Severance Agreements”), which provide that in the event such individual’s employment is terminated by CMGI (or

ModusLink, in the cases of Messrs. Kelly and McLennan) without Cause (as defined therein), then the executive officer will receive 12 months of continued base salary. In the event the executive officer’s employment is terminated by the Company without Cause (as defined therein) or by the executive officer for Good Reason (as defined therein) within one year after a Change in Control (as defined therein) of the Company, then (i) the executive officer will receive (x) 12 months of continued base salary, and (y) his target bonus (payable in 12 monthly installments) and (ii) all of the executive officer’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following the executive officer’s last day of employment (but not to exceed the original term of such awards) and all of the executive officer’s restricted stock shall be immediately vested and free of restrictions. The Executive Severance Agreements are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Also, under certain circumstances, in the event that any amounts payable to an executive officer under an Executive Severance Agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to the executive officer that portion of the consideration that is payable as a result of the Change in Control as is necessary to eliminate any “excess parachute payments.”

We also entered into an agreement with Mr. Gray in August 2002, which agreement was amended in July 2007. As amended to date, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Gray as severance pay his regular base salary as in effect on his last day of employment for one year following the termination date, payable in installments in accordance with the Company’s regular payroll practices, plus the bonus amount he would have been entitled to receive under the Company’s bonus plan then in effect for the fiscal year in which the termination occurred, determined in accordance with the applicable bonus plan (the “Bonus”), multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Gray for Good Reason (as defined) within one year following a Change of Control of the Company (as defined), then the Company shall pay Mr. Gray (i) a one-time severance payment equal to two times his then-current base salary and (ii) his Bonus multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve. In the event of a termination of Mr. Gray’s employment giving rise to a severance payment under the agreement, Mr. Gray shall have the right to exercise any vested portion of the option granted to him in March 2002 within the 12-month time period following such termination. In addition, in the event Mr. Gray’s employment is terminated without cause within one year following a Change in Control, all of his stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following his last day of employment (but not to exceed the original term of such awards), other than the March 2002 grant, which shall remain exercisable for 12 months, and all of his restricted stock shall be immediately vested and free of restrictions. This agreement is intended to comply with Section 409A of the Code. Also, under certain circumstances, in the event that any amounts payable to Mr. Gray under this agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to Mr. Gray that portion of the consideration that is payable as a result of the Change in Control as is necessary to eliminate any “excess parachute payments.”

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The table below assumes that such termination occurred on July 31, 2007. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

Termination without Cause and without a Change in Control(1)									Termination without Cause or for Good Reason within One Year Following a Change in Control
	Salary($)	Bonus($)		Accele- rated Vesting of Stock Options ($)(2)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits($)		Total($)	Salary($)	Bonus($)		Accele- rated Vesting of Stock Options ($)(2)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits($)		Total ($)
Joseph C. Lawler	605,000	1,512,500	(3)	126,199	426,500	18,493	(4)	2,688,692	1,210,000	2,268,750	(3)	905,590	2,985,304	27,740	(4)	7,397,384
Steven G. Crane	375,000	0		0	0	0		375,000	375,000	225,000		0	553,000	0		1,153,000
David J. Riley	230,000	0		0	0	0		230,000	230,000	115,000		114,844	174,852	0		634,696
William R. McLennan	375,000	0		0	0	0		375,000	375,000	225,000		70,000	417,125	0		1,087,125
Mark J. Kelly	265,000	0		0	0	0		265,000	265,000	159,000		85,787	0	0		509,787
Peter L. Gray	300,000	150,000	(3)	0	0	0		450,000	600,000	150,000	(3)	60,219	171,166	0		981,385

(1)	Mr. Lawler’s agreement also provides for the same benefits in the event he terminates his employment for Good Reason.
(2)	Based on closing price of $15.80 per share on July 31, 2007.
(3)	Includes pro rata earned bonus calculated assuming employment for 12 months and earned bonus at target.
(4)	Represents reimbursement of COBRA expenses.

Director Compensation

The table below sets forth certain information concerning our fiscal 2007 compensation of our Directors. The amounts shown in the Option Awards column below represents the accounting expense that we recognized under FASB 123(R) during fiscal 2007 for awards from prior years and fiscal 2007, not the actual amounts paid to or realized by our Directors during fiscal 2007. The FASB 123(R) amount as of the grant date for stock options is generally spread over the number of months of service required for the grant to vest. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards. There can be no assurance that the FASB 123(R) amounts listed below will ever be realized by our Directors.

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation($)	Total($)
Anthony J. Bay	81,500	—	57,889	(2)	—	—	—	139,389
Virginia G. Breen	83,000	—	29,225	(3)	—	—	—	112,225
Thomas H. Johnson	70,000	—	56,526	(4)	—	—	—	126,526
Francis J. Jules	92,500	—	58,097	(5)	—	—	—	150,597
Edward J. Lucente	69,500	—	56,526	(6)	—	—	—	126,026
Michael J. Mardy	86,500	—	23,972	(7)	—	—	—	110,472

(1)	Options granted upon a director’s initial election to the Board of Directors vest ratably on a monthly basis over four years and options granted thereafter, annually on the date of the annual meeting of stockholders, vest ratably on a monthly basis over a three year period, provided that the director continues to serve as a member of our Board. For options granted prior to August 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after August 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our fiscal year ended July 31, 2007.

(2)	Reflects the 2007 expense associated with stock option awards granted in fiscal years 2004, 2005, 2006 and 2007. As of July 31, 2007, Mr. Bay had options (vested and unvested) to purchase an aggregate of 24,500 shares of our common stock.
(3)	Reflects the 2007 expense associated with stock option awards granted in fiscal years 2004, 2005, 2006 and 2007. As of July 31, 2007, Ms. Breen had options (vested and unvested) to purchase an aggregate of 34,400 shares of our common stock.
(4)	Reflects the 2007 expense associated with stock option awards granted in fiscal years 2006 and 2007. As of July 31, 2007, Mr. Johnson had options (vested and unvested) to purchase an aggregate of 22,400 shares of our common stock.
(5)	Reflects the 2007 expense associated with stock option awards granted in fiscal years 2004, 2005, 2006 and 2007. As of July 31, 2007, Mr. Jules had options (vested and unvested) to purchase an aggregate of 29,600 shares of our common stock.
(6)	Reflects the 2007 expense associated with stock option awards granted in fiscal years 2006 and 2007. As of July 31, 2007, Mr. Lucente had options (vested and unvested) to purchase an aggregate of 22,400 shares of our common stock.
(7)	Reflects the 2007 expense associated with stock option awards granted in fiscal years 2004, 2005, 2006 and 2007. As of July 31, 2007, Mr. Mardy had options (vested and unvested) to purchase an aggregate of 29,600 shares of our common stock.

Members of the Board of Directors receive a combination of cash compensation and equity in the form of stock options, provided they are eligible under the applicable plan. In addition, all of the directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board of Directors and meetings of committees thereof, which is not included in the above table.

The Board of Directors has adopted a Director Compensation Plan which governs cash compensation to directors and under which all directors are eligible to participate, other than any director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). Pursuant to the Director Compensation Plan, each participating director who is serving as a director on the last day of any fiscal quarter shall receive a payment for such quarter of $12,500. Each participating director who is serving as the chairperson of a committee of the Board of Directors on the last day of any fiscal quarter shall receive a payment of $1,250, provided, however, that the chairperson of the Audit Committee on the last day of any fiscal quarter shall receive a payment of $2,500. In addition, any director serving as presiding director on the last day of any fiscal quarter shall receive a payment of $2,500. Each participating director who attends a telephonic meeting of the Board of Directors or a committee thereof shall receive a meeting fee of $500. Each participating director who attends a meeting of the Board of Directors or a committee thereof, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000.

Under the 2005 Non-Employee Director Plan (the “2005 Plan”) all directors, other than an Affiliated Director, will automatically be granted an option to acquire 20,000 shares of Common Stock (the “Initial Option”) upon election to the Board. Each director who ceases to be an Affiliated Director and is not otherwise an employee of the Company or any of its subsidiaries or affiliates will be granted, on the date such director ceases to be an Affiliated Director but remains as a member of the Board of Directors, an Initial Option to acquire 20,000 shares of Common Stock under the plan. Each Initial Option will vest and become exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date. On the date of each annual meeting of stockholders of the Company, each eligible director who is both serving as director immediately prior to and immediately following such annual meeting, and who has served on the Board for at least six months, will automatically be granted an option to purchase 2,400 shares of Common Stock (an “Annual Option”). Each Annual Option will vest and become exercisable on a monthly basis as to 1/36th of the number of shares originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date.

The option exercise price per share for each option granted under the 2005 Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 2005 Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

Prior to the adoption of the 2005 Plan, all Directors of the Company were eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “1999 Plan”). No further options are granted under this plan. Under the 1999 Plan each eligible director who was elected to the Board for the first time was granted an option to acquire 20,000 shares of Common Stock (the “1999 Initial Option”). Each Affiliated Director who ceased to be an Affiliated Director was granted, on the date such director ceased to be an Affiliated

Director but remained as a member of the Board of Directors, a 1999 Initial Option to acquire 20,000 shares of Common Stock under the Director Plan. Each 1999 Initial Option vests and becomes exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date.

On each anniversary of the grant of the 1999 Initial Option, each eligible director was automatically granted an option to purchase 2,400 shares of Common Stock (a “1999 Annual Option”), provided that such eligible director served as a director on the applicable anniversary date. Each 1999 Annual Option granted prior to March 12, 2003 vests and becomes exercisable as to 1/12th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant commencing on the 37th monthly anniversary date of the date of grant of such 1999 Annual Option, provided that the optionee serves as a director on such monthly anniversary date. Each 1999 Annual Option granted on or after March 12, 2003 vests and becomes exercisable as to 1/36th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant of such 1999 Annual Option, provided that the optionee serves as a director on such monthly anniversary date. The 1999 Plan provides that the maximum aggregate number of shares of Common Stock that may vest for any optionee in any 48-month period shall not exceed 20,000 shares. Accordingly, in 2005 all current participants under the 1999 Plan agreed to defer the vesting of their Annual Options granted after March 12, 2003 to the extent necessary to comply with this provision.

The option exercise price per share for each option granted under the 1999 Plan equals the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 1999 Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

Each of the directors has also entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the director to the fullest extent authorized or permitted by applicable law in the event that the director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the director is or was a director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2007 were Francis J. Jules, Virginia G. Breen, Edward E. Lucente and Michael J. Mardy. No member of this committee was at any time during fiscal 2007 or at any other time an officer or employee of the Company. Mr. Jules is an officer of AT&T Inc., from which (including its subsidiaries and related parties), in fiscal 2007, ModusLink purchased telecommunications services, equipment and maintenance for an aggregate purchase price of approximately $639,976, and to which ModusLink provided services and was paid approximately $32.9 million, as described under “Certain Relationships and Related Transactions.” No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2007.

Independent Auditors’ Fees

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended July 31, 2007 and 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$3,330,813	$2,883,325
Audit-Related Fees	—	45,400
Tax Fees	266,000	267,804

Total Fees	$3,596,813	$3,196,529

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2006, these services included employee benefit plan audits.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit services to be provided by the Company’s independent registered public accounting firm or other firms, and all non-audit services to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Financial Expert

The Board of Directors has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Mardy is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for fiscal 2007 with the Company’s management. The Audit Committee has discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has discussed with KPMG its independence and has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with maintaining KPMG’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007.

AUDIT COMMITTEE

Michael J. Mardy, Chair

Anthony J. Bay

Thomas H. Johnson

Francis J. Jules

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

The Audit Committee of our Board of Directors has adopted a written policy and procedures for the review and approval of related-party transactions. Under the policy, related-party transactions are defined as all transactions with related persons that are required to be reported under Item 404(a) of Regulation S-K, and “related person” generally means (i) any director or executive officer of the Company, (ii) any nominee for director, (iii) any immediate family member of a director or executive officer of the Company, or of any nominee for director, (iv) any security holder of the Company covered by Item 403(a) of Regulation S-K, and (v) any immediate family member of any such security holder of the Company covered by Item 403(a) of Regulation S-K.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. In the course of reviewing the related-party transaction, the Audit Committee considers whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than it could have obtained in an arms’ length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to the Company.

AT&T Inc.

During fiscal 2007, ModusLink provided comprehensive supply chain management services to AT&T Inc. During fiscal 2007, ModusLink received approximately $32.9 million from AT&T Inc. for these services. During fiscal 2007, ModusLink purchased telecommunications services, equipment and maintenance from AT&T Inc. (including its subsidiaries and related companies) for approximately $639,976. Mr. Jules, a member of the Company’s Board of Directors (and certain committees thereof) and the presiding director, is an officer of AT&T Inc.

Wetherell Consulting Arrangement

On August 31, 2006, we entered into a Consulting Agreement with David S. Wetherell, our former Chairman of the Board and at the time the holder of more than 5% of our Common Stock, pursuant to which he provides certain services to the Company for a three-year period ending August 31, 2009. These services include (i) meeting with the Chief Executive Officer of the Company at least twice per year to review the strategic direction of @Ventures, the Company’s venture capital business, (ii) meeting with the managing directors of @Ventures at least monthly to review current and prospective @Ventures investments, (iii) identifying new investment opportunities for @Ventures and (iv) providing the Technology Committee of the Board of Directors of the Company or its individual members with input on strategy and investments. Mr. Wetherell does not receive any cash compensation for these services. Per the original terms of Mr. Wetherell’s existing stock options, all vested stock options held by Mr. Wetherell will remain exercisable for so long as he maintains a continuous business relationship with the Company, but in no event after their expiration date. During fiscal 2007, Mr. Wetherell ceased holding more than 5% of our Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2007, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individuals.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at CMGI, Inc., 1100 Winter Street, Waltham, Massachusetts 02451.

Other Matters

The Board does not know of any other matter which may come before the 2007 Meeting. If any other matters are properly presented to the 2007 Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

The Board hopes that stockholders will attend the 2007 Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the 2007 Meeting, and your cooperation will be appreciated. Stockholders who attend the 2007 Meeting may vote their shares even though they have sent in their proxies.

Proposals of Stockholders for 2008 Annual Meeting

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s Proxy Statement and proxy card for the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 1100 Winter Street, Waltham, Massachusetts 02451, no later than July 8, 2008. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder of the Company wishes to present a proposal before the 2008 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than July 8, 2008 and the stockholder must comply with the provisions of the Company’s By-Laws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Peter L. Gray, Executive Vice President,
General Counsel and Secretary

Waltham, Massachusetts

November 2, 2007

CMGI, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 5, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Joseph C. Lawler and Peter L. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of CMGI, Inc. (the “Company”) to be held at the State Room, 60 State Street, 33rd Floor, Boston, Massachusetts 02109, on Wednesday, December 5, 2007, at 9:00 a.m. Eastern time, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or by voting in person.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

COMMENTS:

DETACH CARD	DETACH CARD

Admission Ticket

This is your admission ticket for you and a guest to attend the Annual Meeting of Stockholders to be held on Wednesday, December 5, 2007, at 9:00 a.m. Eastern time at the State Room, 60 State Street, 33rd Floor, Boston, Massachusetts 02109.

Stockholders and guests must have a ticket for admission to the meeting. This ticket is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE

IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING

A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	To elect the nominees listed below for Class II Directors to serve for the ensuing three years (except as marked below):

For All Nominees	Withhold Authority for All Nominees	For All Except (See Instructions below) Nominees:	O Anthony J. Bay
☐	☐	☐	O Virginia G. Breen
O Edward E. Lucente

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

2.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

For        ☐                    Against        ☐                     Abstain        ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

To include any comments, use the Comments box on the reverse side of this card.

Mark box at right if you plan to attend the Annual Meeting.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Signature of Stockholder

Date:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annual Meeting of Stockholders

of

CMGI, INC.

December 5, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.